Transaction Schedule
From 12-07-00 To 02-05-01
                                                Exec.
Date        Acct ID      Trans    Qty           Price
--------    -------      -----    ----------    --------
12-21-00    bcm          sell      1,500        21.2500
12-26-00    bcm          sell      2,500        22.0000
12-28-00    bcm          sell      4,000        22.9266
01-19-01    bcm          sell        400        25.5625